KPMG LLP

Suite 4000

1735 Market Street

Philadelphia, PA 19103-7501

October 29, 2026

Securities and Exchange Commission Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for BNY Mellon International Fund (successor fund is BNY Mellon Active International Equity ETF) and BNY Mellon Small Cap Multi-Strategy Fund (successor fund is BNY Mellon Small Cap ETF) (collectively the “Funds”) and, under the date of October 29, 2026, we reported on the financial statements of the Funds as of and for the year ended August 31, 2026. On October 20, 2026, we were notified that the auditor-client relationship with KPMG LLP would cease upon completion of the audit of the Funds’ financial statements as of and for the year ended August 31, 2026, and the issuance of our report thereon. On October 29, 2026, we completed our audit and the auditor-client relationship ceased.

We have read the statements made by the Funds included under Item 8 of Form N-CSR dated October 29, 2026, and we agree with such statements, except we are not in a position to agree or disagree with the statements in section (b) of Item 8 of Form N-CSR.

Very truly yours,

KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG

International Limited, a private English company limited by guarantee.